                                                                    Exhibit 10.2


                     [ACLARA BIOSCIENCES, INC. LETTERHEAD]

                                  [DATE], 2001

[EXECUTIVE NAME]
[ADDRESS]

                Re: Change in Control Agreement

Dear Mr/s. _______________:

                ACLARA BioSciences, Inc. (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of the Company's key management personnel. In this regard, the Company's Board of Directors (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

                The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.

                In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this "Agreement") has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event of a Hostile Takeover (as defined below) or that your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined below).

                1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2004 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the 12 month period immediately following the Change in Control.

                2. Change in Control/Hostile Takeover. You shall receive no benefits under this Agreement unless there has been a Change in Control or a Hostile Takeover.

                (a) For purposes of this Agreement, a "Change in Control" shall mean (i) an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of
Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 15% or more of the combined voting power of the Company's then outstanding Voting Securities without the approval of the Board;
(ii) a merger or consolidation
that results in more than 50% of the combined voting power of the Company's then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Company's assets; (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

                (b) For purposes of this Agreement, a "Hostile Takeover" means a transaction or series of transactions that results in any person acquiring Beneficial Ownership of more than 50% of the combined voting power of the Company's then outstanding Voting Securities Company's Voting Securities without the approval of the Board.

                (c) Subject to any additional acceleration of exercisability described in Section 4 below, upon a Hostile Takeover, you shall immediately become 100% vested with respect to any options to purchase the Company's capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company's capital stock that you then hold shall immediately lapse.

                3. Termination Following Change in Control.

                (a) If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(b) if your employment is terminated within the 12-month period immediately following the date of such Change in Control (i) by the Company other than for Cause, and other than as a result of your death or Disability (as defined below), or (ii) by you for Good Reason (as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a "Payment Termination"). In the event that your employment with the Company is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(b), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

                (b) Your employment with the Company shall terminate automatically upon your death or Disability. For purposes of this Agreement, "Disability" shall mean your absence from the full-time performance of your duties with the Company for six consecutive months by reason of your physical or mental illness.

                (c) The Company may terminate your employment for Cause. For purposes of this Agreement, "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

                (d) You may terminate your employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

                        (i) any change in your position with the Company that materially reduces your duties or level of responsibility or that changes materially the level of management to which you report;

                        (ii) any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the successor corporation); or

                        (iii) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the Change in Control (your "Principal Location") such that your one-way daily commute from your principal residence to the Company's offices at which you are principally employed is increased by more than 35 miles.

        Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                (e) Any purported termination of your employment by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                (f) For purposes of this Agreement, "Date of Termination" shall mean (i) if your employment is terminated due to your death, the date of your death; (ii) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full time performance of your duties during such 30-day period); or (iii) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination.

                4. Compensation Upon Termination.

                (a) If your employment with the Company is terminated by reason of your death or Disability, by the Company for Cause, or by you other than for Good Reason, the Company shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

                (b) If you incur a Payment Termination, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:

                        (i) the Company shall, at the time specified in Section 4(c), pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due;

                        (ii) you shall be entitled to receive, for a period of 12 months following the Date of Termination, at the times specified in Section 4(c), severance pay in an amount equal to the sum of

                                (A) the greater of (x) your base salary as in
                effect immediately prior to delivery of the Notice of Termination or (y) your base salary as in effect immediately prior to the Change in Control, plus

                                (B) an annual cash bonus equal to the greater of
                (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change of Control occurs, in each case assuming that the bonus targets are satisfied;

                        (iii) you shall immediately become 100% vested with respect to any options to purchase the Company's capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company's capital stock that you then hold shall immediately lapse;

                        (iv) the Company shall, at its sole expense as incurred, provide you with up to $15,000 for outplacement services for a period not to exceed 12 months, the scope of which shall be selected by you in your sole discretion and the provider of which shall be selected by you from among the providers offered to you by the Company; and

                        (v) for the period beginning on the Date of Termination and ending on the earlier of (A) the date which is 12 full months following the Date of Termination or (B) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Company shall pay for and provide you and your dependents with the same medical benefits coverage to which you would have been entitled had you remained continuously employed by the Company during such period. In the event that you are ineligible under the terms of the Company's benefit plans to continue to be so covered, the Company shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment (determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Date of Termination) in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the first sentence of this Section 4(b)(v), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates.

                (c) The payments provided for in Sections 4(b)(i) and (ii) as applicable, shall be made periodically in the same amounts and at the same intervals as your base salary and bonus were paid immediately prior to termination of employment.

                (d) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.

                (e) Payment of any amount to you pursuant to this Section 4 and your acceptance of such amounts shall be subject to the execution of a general waiver and release of all claims in a form reasonably acceptable to the Company.

                5. Successors; Binding Agreement.

                (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, "Company" as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

                (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                6. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                7. Parachute Payments.

                (a) If it is determined (as hereafter provided) that you would be subject to the excise tax imposed by Section 4999 of the Code to which you would not have been subject but for any payment or acceleration of vesting of stock options (collectively a "Payment") occurring pursuant to the terms of this Agreement or otherwise upon a Change in Control (a "Parachute Tax"), then you shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

                (b) All determinations required to be made under this Section 7, including whether a Parachute Tax is payable by you and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company as its auditors prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or you to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or you. If the Accounting Firm determines that any Parachute Tax is payable by you, the Company shall pay the required Gross-Up Payment to, or for the benefit of, you within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by you, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and you absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(f) hereof and you thereafter are required to make a payment of any Parachute Tax, you shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and you as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, you within five business days after receipt of such determination and calculations.

                        (c) The Company and you shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

                (d) The federal tax returns filed by you (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by you. You shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of your federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, you shall within five business days pay to the Company the amount of such reduction.

                (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by you, the Company shall reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of his payment thereof.

                (f) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), you shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to you; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                (g) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis, and shall indemnify and hold you harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if you are required to extend the statue of limitations to enable the Company to contest such claim, you may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without your consent if such position or resolution could reasonably be expected to adversely affect you unrelated to matters covered hereto.

                (h) If, after the receipt by you of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, you receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company, you may retain such excess. If, after the receipt by you of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the date of your termination.

                8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

                9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                11. Arbitration; Dispute Resolution, Etc.

                (a) Unless otherwise provided herein (such as in Section 7), in the event that there shall be a dispute (a "Dispute") among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in San Jose, California, administered by the American Arbitration Association (the "AAA"), in accordance with AAA's Employment ADR Rules. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to Section 11(c) of this Agreement, the arbitrator's fees and expenses shall be shared equally by the parties.

                (b) Your compensation during any Dispute arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

                If there is a termination of your employment with the Company followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Company shall pay you 50% of the amounts specified in Section 4(b)(ii) hereof, and the Company shall provide you with the other benefits provided in
Section 4(b) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Company all payments you receive under Section 4(b)(ii) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute the Company shall pay you all amounts which were withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

                (c) The Company shall pay, or reimburse you for, all expenses and reasonable attorneys fees incurred by you in connection with any good faith Dispute brought by you arising out of or relating to this Agreement or the interpretation thereof in which you are the prevailing party. In no event shall the Company recover from you any expenses or attorneys fees as a result of any Dispute arising out of or relating to this Agreement or the interpretation thereof.

                12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

                13. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company,
(b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

                If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                            Sincerely,

                                            ACLARA BIOSCIENCES, INC.

                                            By:
                                               ---------------------------------
                                            Its:



Agreed and Accepted,
 this ______ day of _____________, 2001.



---------------------------
[EXECUTIVE NAME]